Exhibit 99(a)

(AVISTA CORP. LOGO)

_________________________________________________________________ News Release

Contact:	Media: Catherine Markson (509) 495-2916 catherine.markson@avistacorp.com Investors: Angela Teed (509) 495-2930 angela.teed@avistacorp.com

FOR IMMEDIATE RELEASE: December 3, 2001 4:30 p.m. EST

Avista Files General Rate Case with Washington Regulators

Company seeks approval of electric price increase of 10 percent above current prices effective March 2002

Spokane, Wash.: Avista Corp. (NYSE:AVA) today filed a general electric rate case with Washington state regulators to address the impact of energy price volatility, the recovery of cash outlays for increased power supply costs and expenses related to building additional generation.

    In this filing with the Washington Utilities and Transportation Commission (WUTC), Avista is requesting:

•	an interim rate increase of 10 percent above current electric prices effective March 15, 2002, to offset a continuation of utility operating costs that are in excess of those being recovered through existing rates;

•	implementation of a temporary deferred accounting mechanism to run from Jan. 1, 2002, until the conclusion of the general rate case, to reflect cash spent, but not yet reflected in rates, to buy power to serve retail customer needs;

•	recovery of costs associated with the addition of the new Coyote Springs 2 power project and other generation projects built to serve retail customer needs; and

•	establishment of a power cost adjustment (PCA) mechanism to adjust electric rates up or down with changes in the market, similar to the purchase gas cost adjustment mechanisms that have been in place for many years. Electric PCA mechanisms, in place in many other states, have been strongly suggested by the credit rating agencies.

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page 2 Avista Files General Rate Case with Washington Regulators

     At the conclusion of the general rate case, a number of adjustments would be made that would result in no net change in rates after March 15, 2002. The interim rate relief would end, base rates would be reset by 22.5 percent to reflect the ongoing costs of providing service to customers, and the electric surcharge would decrease from 25 percent to 14.9 percent in order to continue the recovery of prior deferred power costs over a five-year period.

     If the commission approves the requested interim price increase, the monthly bill for a residential customer using 1,000 kilowatt-hours (kWh) of electricity would increase by $5.83 per month to $58.72. Avista’s new electric rates would remain among the lowest in the region and significantly below the national average of 6.8 cents per kWh.

     The proposed 10 percent interim rate increase would be a uniform percentage for all customer classes. The increase would be applied to energy charges only; no increase would be applied to monthly fixed or demand charges. The resulting percentage increase on a customer’s bill could be higher or lower than 10 percent, depending on the amount of energy consumed.

     Avista Utilities President Scott Morris said, “Avista must improve its current financial situation. We have worked diligently to demonstrate to regulators the prudence of our wholesale power costs and have made dramatic reductions in costs in order to shore up the financial stability of the company. It is only after exhaustive efforts that we request further rate relief.”

     Avista’s continued commitment to customers includes support of Project Share, an energy assistance program; CARES, a program assisting those who face challenges paying their bills; and energy conservation and efficiency programs.

     In July, Avista requested an emergency electric surcharge of 36.9 percent for 27 months. In September of this year, the commission granted a 25 percent surcharge for 15 months, with the opportunity for Avista to address recovery of additional costs as part of a general rate case filing.

     The surcharge request was a direct result of record-low hydroelectric conditions and unprecedented high electric prices during the past year. During most of that period, Avista purchased electricity for its customers at extremely high prices, resulting in over $200 million of unrecovered deferred-Power-costs.

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page 3 Avista Files General Rate Case with Washington Regulators

     The commission has up to 11 months to review the general rate case filing. As part of the process, the commission also asked Avista to submit a filing to determine the prudence of the wholesale power purchases. Avista filed this on Nov. 13, 2001, and asked the commission to rule by Feb. 18, 2002, in order to resolve the uncertainty related to the deferred-power-costs.

     Avista’s credit ratings dropped in October 2001 below investment grade as a result of the company’s weak financial condition and unresolved regulatory issues. The lower credit rating increased borrowing costs to Avista and, ultimately, to its customers. These additional costs are substantial. By regaining an investment grade credit rating as soon as possible, the company could begin reducing borrowing costs, which would be reflected in customer rates.

     In order to improve its financial condition, Avista sold one-half of Coyote Springs 2 generating plant, scaled back and divested subsidiary businesses, and made significant temporary reductions to its capital and operations costs.

     In fact, Avista reduced its utility capital expenditures by $15 million for the remainder of 2001 and will reduce utility capital expenditures by approximately $40 million from what was originally budgeted for 2002. The company continues to have a hiring freeze in place and has temporarily reduced executive and management compensation.

     The reductions are largely related to the company’s efforts to improve cash flows. These measures, however, even with the recent 25 percent emergency rate surcharge the WUTC granted this fall, do not provide financial indicators that support an investment grade credit rating.

     Approximately 67 percent of the company’s annual electric revenues are derived from eastern Washington where the company serves 210,000 electric customers.

     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses, Avista’s affiliates include Avista Utilities, a company operating division that provides electric and natural gas service to customers in four western states. Non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA” and its Internet address is www.avistacorp.com.

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     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

     This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2000, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and Sept. 30, 2001.

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